Exhibit 99.1

Excerpts from Preliminary Offering Memorandum

Dated December 4, 2012

As used herein, unless the context otherwise requires or indicates, (i) the terms “company,” “us,” “we,” and “our” refer to TPC Group Inc. (“TPCGI”) and its subsidiaries, (ii) the term “TPCGLLC” refers to TPC Group LLC, a Texas limited liability company and the principal subsidiary of TPCGI, (iii) the term the “Sponsors” refers to funds affiliated with First Reserve Management, L.P. and SK Capital Partners and (iv) the term “Transactions” refers to the merger, the financing transactions, the tender offer (the “Offer”) and consent solicitation with respect to the Existing Notes (as defined below) and the payment of fees and expenses in connection therewith as set forth under “Unaudited Pro Forma Financial Data.” The transaction in which Sawgrass Merger Sub Inc. will merge with and into TPCGI, with TPCGI continuing as the surviving corporation as an indirect wholly owned subsidiary of Sawgrass Holdings LP, is referred to as the “Merger.”

The inclusion of the information presented below should not be viewed as a determination that such information is material.

NON-GAAP FINANCIAL MEASURES

EBITDA and Adjusted EBITDA are not measures computed in accordance with GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

EBITDA and Adjusted EBITDA are presented and discussed because management believes they enhance understanding by investors and lenders of the Company’s financial performance. As a complement to financial measures provided in accordance with GAAP, management believes that EBITDA and Adjusted EBITDA assist investors and lenders who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes that a presentation of EBITDA and Adjusted EBITDA enhances overall understanding of our performance by providing a level of disclosure that helps investors understand how management plans, measures and evaluates our financial performance and allocates capital. Since EBITDA and Adjusted EBITDA are not measures computed in accordance with GAAP, they are not intended to be presented herein as substitutes to operating income or net income as indicators of the Company’s financial performance.

We calculate EBITDA as earnings before interest, taxes, depreciation and amortization and we calculate Adjusted EBITDA as EBITDA, adjusted to remove or add back certain items, including the impact of butadiene price changes. These items are identified below in the reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies; therefore, they may not be comparable to other companies. In addition, our definition of Adjusted EBITDA included herein differs from our definition of Adjusted EBITDA that we have historically presented in our public filings with the SEC.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods specified below.

	Pro Forma	Historical
	Last 12 Months Ended September 30,	Nine Months Ended September 30,		Calendar Year Ended December 31		Six Months Ended December 31,	Fiscal Year Ended June 30,
	2012	2012	2011	2011	2010	2010	2010	2009
		(Unaudited)			(Unaudited)
Net Income (Loss)	$(9,340)	$28,643	$55,087	$36,695	$30,528	$12,065	$30,541	$(22,778)
Income tax expense (benefit)	(7,332)	14,167	29,827	18,877	15,796	5,242	18,792	(11,653)
Interest expense, net	63,617	25,240	25,657	33,894	18,923	11,411	15,007	16,816
Depreciation and amortization	40,542	30,403	30,338	40,477	39,414	19,762	39,769	41,899

EBITDA	87,487	98,453	140,909	129,943	104,661	48,480	104,109	24,284
Impairment of assets	—	—	—	—	—	—	—	5,987
Non-cash stock-based compensation	3,202	2,499	1,143	1,846	1,256	700	1,186	6,311
Transaction and structuring expenses (a)	5,505	5,505	—	—	—	—	—	—
Unrealized (gain) loss on derivatives (b)	—	—	—	—	(2,092)	—	(3,464)	3,710
Impact of butadiene price changes (c)	36,843	1,056	(40,038)	(4,251)	(11,945)	3,354	(30,131)	42,139
Write-offs (d)	—	—	2,161	2,161	2,959	2,959	—	—
Severance and relocation costs (e)	—	—	2,080	2,080	2,459	1,788	671	—
Supplier outages (f)	8,700	8,700	—	—	—	—	—	—
Non-recurring items (g)	2,600	2,600	—	—	1,509	376	2,747	(4,694)
Other (h)	4,680	3,166	5,365	6,880	5,072	2,357	5,154	3,948

Adjusted EBITDA	$149,017	$121,979	$111,620	$138,659	$103,879	$60,014	$80,272	$81,685

(a)	Represents fees and structuring costs payable to affiliates of certain of the Sponsors in connection with the closing of the Transactions.
(b)	Represents interest rate swaps that we were required to have in place pursuant to our prior term loan agreement and certain commodity swaps.
(c)	Represents the impact of monthly butadiene price changes due to timing differences between the purchase of crude C4 in one period and the sale of finished butadiene in a later period.
(d)	Represents write-offs related to (i) our obsolete diisobutylene and spare parts inventory and (ii) deferred debt issuance costs.
(e)	Represents certain severance costs and relocation expenses related to the departure of certain of our executive personnel.
(f)	Represents estimated impact from supplier plant shut downs, other than in the ordinary course of business.
(g)	Represents items affecting net income related to: (i) a deduction for non-recurring current period recoveries due to unauthorized activities by certain of our personnel in 2009; (ii) certain one-time operational excellence consulting costs; (iii) multi-year pricing dispute settlements with certain of our suppliers or customers; (iv) legal settlements from non-recurring events and (v) one-time SEC registration expenses relating to the registration of TPCGLLC’S 8.25% Senior Secured Notes due 2017 (the “Existing Notes”).
(h)	Represents other adjustments to reflect the corresponding definition in the indenture governing the notes, consisting of (i) earnings, net of dividends received, from our 50% limited partnership interest in Hollywood/Texas Petrochemicals LP that we formed with Kirby Inland Marine, Inc. to operate four barges capable of transporting chemicals and (ii) costs related to the refurbishment of our equipment that we amortize over time.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to our historical audited consolidated financial statements and unaudited condensed consolidated financial statements. The unaudited pro forma condensed consolidated statements of operations give pro forma effect to the consummation of the Transactions as if they had occurred on January 1, 2011, and the unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the consummation of the Transactions as if they had occurred on September 30, 2012. The unaudited pro forma condensed consolidated financial data for the last 12 months ended September 30, 2012 have been derived by adding the unaudited pro forma condensed consolidated financial data from our pro forma condensed consolidated financial statements for calendar 2011 to the unaudited pro forma condensed consolidated financial data from our pro forma condensed consolidated financial statements for the nine months ended September 30, 2012 and then subtracting the unaudited pro forma condensed consolidated financial data from our pro forma condensed consolidated financial statements for the nine months ended September 30, 2011. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date.

The Merger will be accounted for using purchase accounting. We have not allocated the excess purchase price in conjunction with the purchase price allocation process in connection with the Transactions. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this offering memorandum, we have not completed the valuation studies necessary to finalize the estimates of the fair values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price. We have not allocated the total estimated purchase price to the assets acquired and liabilities assumed. A determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and identifiable intangible assets that existed as of the closing date of the Merger.

Any adjustment could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets. In addition, the actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2012

(in thousands)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	165,408	(45,218	) a	120,190
Trade accounts receivable	156,019	—		156,019
Inventories	94,391	—		94,391
Other current assets	23,268	—		23,268

Total current assets	439,086	(45,218)		393,868

Property, plant and equipment, net	503,272	—		503,272
Unallocated purchase price	—	399,491	b	399,491
Investment in limited partnership	2,767	—		2,767
Intangible assets, net	5,877	—		5,877
Other assets, net	34,911	18,620	c	53,531

Total assets	985,913	372,893		1,358,806

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	154,618	—		154,618
Accrued liabilities	33,621	(14,638	) a	18,983

Total current liabilities	188,239	(14,638)		173,601

Long-term Debt	348,248	306,752	a,d	655,000
Revolver – Old	—	—		—
Revolver – New	—	—		—
Deferred income taxes	129,420	—		129,420

Total liabilities	665,907	292,114		958,021

Commitments and contingencies
Stockholders’ equity	320,006	80,779	e	400,785

Total liabilities and equity	985,913	372,893		1,358,806

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	The following table reflects the estimated sources and uses of cash for the Transactions as if they had occurred as of September 30, 2012. The actual amounts of sources and uses of cash are expected to be different as of the actual closing of the Transactions (in thousands):

Sources
New ABL Facility (1)	$—
Equity Contribution (2)	454,567
New Notes (3)	655,000

Total sources	$1,109,567

Uses
Merger consideration (4)	$719,497
Retirement of existing debt (5)	364,638
Fees and expenses (6)	70,650

Total uses	$1,154,785

Net cash outflow	$(45,218)

(1)	Our new senior secured asset-based revolving facility (the “New ABL Facility”) will provide for aggregate borrowings of up to $250.0 million, subject to availability under a borrowing base. As of September 30, 2012, on a pro forma basis after giving effect to the Transactions, our availability under our New ABL Facility would have been approximately $250.0 million (subject to a borrowing base) and we would have had no letters of credit outstanding on September 30, 2012.
(2)	Represents approximately $454.6 million to be invested by the Sponsors. This does not include any management investment or rollover of equity which may occur. The amount to be invested by management has not yet been determined but it is not expected to be in excess of 1%. The amount of the cash equity to be contributed by the Sponsors is expected to be adjusted based upon the amount invested by management.
(3)	Represents the principal amount of the new notes and excludes any offering discount.
(4)	The holders of outstanding shares of common stock will receive $45.00 in cash per share in connection with the Transactions. The merger consideration amount has not been reduced for management participation and rollover equity which may occur, as discussed in note (2).
(5)	Includes $364.6 million for the tender and retirement of the Existing Notes (including approximately $14.6 million of accrued and unpaid interest) for which the Offer has been commenced. The pro forma retirement amount is based on the assumption that all of the Existing Notes are tendered in the Offer prior to the consent payment date. As of November 29, 2012, TPCGLLC had received valid tenders and related consents in respect of approximately $349.9 million aggregate principal amount of the Existing Notes, representing 99.97% of the outstanding Existing Notes. On November 29, 2012, TPCGLLC announced that it intends to call for redemption the remaining Existing Notes not purchased in the Offer at a redemption price of 103% plus accrued and unpaid interest to the redemption date, with such redemption being conditioned upon the consummation of the Merger.
(6)	Includes a tender premium of $40.0 million related to the Existing Notes and $30.7 million of estimated financing fees. This also includes our estimates of other fees and expenses expected to be paid in connection with the Transactions.

(b)	The unaudited pro forma condensed financial statements reflect an unallocated purchase price relating to the Merger. An appraisal will be performed to assist management in determining the fair value of assets acquired and liabilities assumed, including the fair value of property, plant and equipment and identifiable intangible assets. The unallocated purchase price adjustment is provided in the table below (in thousands):

Purchase price of TPC Group, Inc. common stock	$719,497
Less: TPC historical equity at September 30, 2012	(320,006)

Unallocated purchase price adjustment	$399,491

(c)	Represents the pro forma adjustments to other assets as follows (in thousands):

Write off deferred financing costs associated with Existing Senior Notes and the Existing ABL Facility	$(7,230)
Deferred financing costs related to the Transactions	20,519
Deferred financing costs on the New ABL Facility	5,331

Pro forma other assets adjustments	$18,620

(d)	Represents the pro forma adjustments to long-term debt as follows (in thousands):

New Notes	$655,000
Existing Senior Notes at carrying value	(348,248)

Pro forma increase in long-term debt	306,752

(e)	Represents the pro forma adjustments to shareholders’ equity as follows (in thousands):

Historical shareholders’ equity elimination	$(320,006)
Equity Contribution	454,567
Transaction fees, net of amount capitalized	(4,800)
Repayment premium on Existing Senior Notes	(40,000)
Repayment premium to write up Existing Senior Notes from carrying value to par value	(1,752)
Write off of existing deferred financing charges	(7,230)

Pro-forma adjustment to shareholders’ equity	$80,779

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the

Year Ended December 31, 2011

(in thousands)

	Historical	Adjustments		Pro Forma
Revenue	2,758,515	—		2,758,515
Cost of sales (excludes items listed below)	2,454,212	—		2,454,212
Operating expenses	143,327	—		143,327
General and administrative expenses	32,550	—		32,550
Depreciation and amortization	40,477	—	a	40,477

Income from operations	87,949	—		87,949

Other (income) expense:
Interest expense	34,072	29,759	b	63,831
Interest income	(178)	—		(178)
Other, net	(1,517)	—		(1,517)

Income before income taxes	55,572	(29,759)		25,813

Income tax expense	18,877	(10,416	) c	8,461

Net income	36,695	(19,343)		17,352

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the

Nine Months Ended September 30, 2012

(in thousands)

	Historical	Adjustments		Pro Forma
Revenue	1,806,781	—		1,806,781
Cost of sales (excludes items listed below)	1,570,839	—		1,570,839
Operating expenses	111,153	—		111,153
General and administrative expenses	27,072	—		27,072
Depreciation and amortization	30,403	—	a	30,403

Income from operations	67,314	—		67,314

Other (income) expense:
Interest expense	25,410	22,463	b	47,873
Interest income	(170)	—		(170)
Other, net	(736)	—		(736)

Income before income taxes	42,810	(22,463)		20,347

Income tax expense	14,167	(7,862	) c	6,305

Net income	28,643	(14,601)		14,042

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the

Last 12 Months Ended September 30, 2012

(in thousands)

	Historical	Adjustments		Pro Forma
Revenue	2,381,532	—		2,381,532
Cost of sales (excludes items listed below)	2,113,727	—		2,113,727
Operating expenses	144,637	—		144,637
General and administrative expenses	36,641	—		36,641
Depreciation and amortization	40,542	—	a	40,542

Income from operations	45,985	—		45,985

Other (income) expense:
Interest expense	33,690	30,141	b	63,831
Interest income	(214)	—		(214)
Other, net	(960)	—		(960)

Income (loss) before income taxes	13,469	(30,141)		(16,672)

Income tax expense	3,217	(10,549	) c	(7,332)

Net income (loss)	10,252	(19,592)		(9,340)

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(a)	The Merger will be accounted for using purchase accounting. As of the date of this offering memorandum, we have not completed the valuation studies necessary to finalize the estimates of the fair values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price. We have not allocated the total estimated purchase price to the assets acquired and liabilities assumed. A determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and identifiable assets that existed as of the closing date of the Merger. Any adjustment could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.
(b)	Represents adjustments to our pro forma interest expense resulting from our new capital structure. Pro forma interest expense includes interest on the new notes at an assumed rate of approximately 9%. A 0.125% change in the weighted average interest rate on our total pro forma indebtedness would change our pro forma annual cash interest expenses by approximately $820,000. Also represents amortization of deferred financing fees on our Existing Notes and the New ABL Facility.
(c)	Represents the income tax effects of the pro forma adjustments calculated at a 35% marginal income tax rate.